Exhibit 99.1
PEPSICO REPORTS STRONG SALES AND OPERATING RESULTS FOR 2006
FOURTH QUARTER AND FULL YEAR
•	Full Year EPS of $3.34 includes impacts of previously announced tax items and restructuring action;

•	Excluding these items, EPS was $3.00
PURCHASE, N.Y., Feb. 8 — PepsiCo reported continued strong performance in the fourth quarter of 2006. Reported net revenue increased 3% in the quarter. Excluding the impact of an extra reporting week in the prior year, net revenue increased over 7%.
Earnings of $1.06 per share grew 63% versus $0.65 per share reported in the fourth quarter of 2005. Excluding the impacts of the extra reporting week in 2005 and previously announced tax items and restructuring actions in 2006 and 2005, the Company generated earnings of $0.72 per share in 2006, an increase of 11%.
PepsiCo President and CEO Indra Nooyi said, “We are pleased with our performance for the quarter and the full year. Our international business performed particularly well, delivering double-digit revenue and operating profit growth, and Frito-Lay North America delivered robust sales and profit results. The performance demonstrated the power of PepsiCo’s portfolio — balancing opportunities and challenges across our businesses to deliver consistently strong financial results.”
Ms. Nooyi continued, “We also made good progress on our key strategic initiatives: providing greater choices to consumers in the area of healthier snacks and beverages; strengthening our international presence; and advancing our business process transformation project, including our SAP systems implementation.”
For the full year, reported net revenue was up 8% and, excluding the impact of the extra reporting week in 2005, net revenue increased more than 9%.
Operating margins improved compared to the prior year as pricing and lower corporate unallocated costs more than offset the impact of higher input costs. The impact of lower advertising and marketing expense was offset by higher trade spending.
Earnings per share of $3.34 for the full year 2006 included tax benefits of $0.37 per share, related principally to the Internal Revenue Service’s examination of prior years’ tax returns, and a charge of $0.03 per share related to Frito-Lay North America’s manufacturing network consolidation. Reported results for 2005 included the net impact of a $0.27 per share charge related to the Company’s repatriation of international cash, the extra reporting week and restructuring actions. Excluding all these items for 2006 and 2005, the Company’s earnings were $3.00 per share in 2006, an increase of 13%.

Items Affecting Diluted EPS Comparability

	Fourth Quarter			Full Year
			%			%
	2006	2005	Growth	2006	2005	Growth
Reported diluted EPS	$1.06	$0.65	63%	$3.34	$2.39	40%
Tax items*	(0.37)			(0.37)
Repatriation tax charge					0.27
Extra week		(0.03)			(0.03)
Restructuring and impairment charges	0.03	0.03		0.03	0.03

Diluted EPS excluding above items	$0.72	$0.65	11%	$3.00	$2.66	13%

*	Includes tax items of $0.36 per share reflected in provision for income taxes and $0.01 per share reflected in bottler equity income
Extra reporting week in 2005 and restructuring actions affected comparability of Division results.
The fourth quarter of 2005 includes an extra week of results; because the Company’s fiscal year ends on the last Saturday of every December, every five or six years an extra week of results is reported in the fourth quarter. The Company recorded a pretax charge of $83 million in the fourth quarter of 2005 related to cost-reduction actions, principally headcount reductions. Of that amount, approximately $70 million was reported within Division operating results with the balance reported in corporate unallocated costs.
The Company recorded a pre-tax charge of $67 million in the fourth quarter of 2006 related to the previously announced action to consolidate the Frito-Lay North America manufacturing network from 34 sites to 32 sites.
The following table presents the 2006 Division growth rates including the impacts of the extra reporting week and the restructuring actions.

Summary of Division Results (includes impacts of extra reporting week in 2005 and restructuring actions)

	% Growth Rate
	Fourth Quarter				Full Year
			Net	Oper.			Net	Oper.
	Volume		Revenue	Profit	Volume		Revenue	Profit
FLNA	(3)		0.5	(3)	1		5	3
PBNA	—		(6)	(9)	4		5	1
PI	6/7	*	13	27	9/9	*	14	21
QFNA	(6)		(6)	(2)	1		3	3
Total Divisions	2/3	*	3	2	5/6	*	8	7

*	Snacks/beverages
The following table presents the 2006 Division growth rates excluding the impacts of the extra week and the restructuring charges, which the Company believes are more indicative of the Company’s ongoing results. Further information on the impacts of the extra week and the restructuring actions is included in the attached financial schedules.

Summary of Division Results (excludes impacts of extra reporting week in 2005 and restructuring actions)

	% Growth Rates
	Fourth Quarter				Full Year
			Net	Oper.			Net	Oper.
	Volume		Revenue	Profit	Volume		Revenue	Profit
FLNA	3		7	8	3		7	7
PBNA	0.5		(2)	(9)	4		6	1
PI	9/7	*	16	26	10/9	*	15	21
QFNA	(1)		(1)	5	3		5	5
Total Divisions	6/4	*	7	7	6/7	*	9	8

*	Snacks/beverages
DISCUSSION OF FOURTH QUARTER DIVISION OPERATING RESULTS
The impacts on Division operating results of the extra reporting week in 2005 and of the restructuring actions are summarized on the accompanying schedule A-12. The following discussion of Division operating results excludes the impacts of these items.
Frito-Lay North America (FLNA) had strong revenue and profit performance.
Net revenue increased 7% in the fourth quarter, driven by broad-based volume growth and effective net pricing. Net revenue growth was led by gains in trademark Doritos, Sunchips, Tostitos, Lay’s and Cheetos. Operating profit grew 8% benefiting principally from the net revenue gains.
Non-carbonated beverages drove PepsiCo Beverages North America (PBNA) volume growth.
Bottler case sales increased slightly in the quarter, driven by mid-single-digit growth in non-carbonated beverages and substantially offset by a low-single-digit decline in carbonated soft drinks (CSDs).
Within non-carbonated beverages, waters (including enhanced waters), teas and energy drinks increased strong double digits, offset somewhat by declines in Gatorade and Tropicana Pure Premium. Declines in Gatorade were largely attributable to difficult comparisons to the prior-year quarter when volumes grew more than 30%, cooler weather in the early part of the quarter, and higher trade inventories at the end of the third quarter as compared to the prior year when retail inventories were low due to capacity shortages. Tropicana Pure Premium volumes were largely impacted by the effect of increased retail prices on consumer demand.
Within CSDs, low-single-digit declines in trademarks Pepsi and Mountain Dew were partially offset by high-single-digit growth in trademark Sierra Mist. Regular CSDs in total declined low-single-digits, offset in part by a low-single digit increase in diet CSDs.
Increased trade support contributed to the decline in revenue. Operating profit was pressured by increased Gatorade supply chain costs associated with the start up of new manufacturing capacity. Tropicana Pure Premium price increases offset increased orange juice raw material costs, and the impact of lower advertising and marketing expense was partly offset by higher trade spending.
PepsiCo International (PI) posted strong gains in both snacks and beverages.
Snack volume growth of 9% was led by mid-single-digit growth at Gamesa in Mexico and strong double-digit growth in Russia, Turkey and Egypt. Beverage volume growth of 7% was led by double-digit gains in the Middle East and Argentina, and high-single-digit growth in China and Brazil. Carbonated soft drinks grew at a mid-single-digit rate and the non-carbonated beverages growth rate was in the high teens.

PI Regional Volume Growth (excludes extra reporting week)

	% Growth Rate
	Snacks		Beverages
	Quarter	Full Year	Quarter	Full Year
Latin America	4	4	6	7
Europe, Middle East and Africa	18	18	9	11
Asia Pacific	9	13	5.5	9
Total PI	9	10	7	9
Net revenue grew 16% driven by the broad-based volume gains and effective net pricing. Foreign currency contributed 2 percentage points of growth and the net impact of acquisitions and divestitures contributed 3 percentage points of growth.
Operating profit grew 26% driven by net revenue gains, and offset partially by higher energy and raw material costs. Foreign currency contributed 3 percentage points of growth and the net impact of acquisitions and divestitures reduced growth by one percentage point.
Quaker Foods North America (QFNA) profits grew 5%.
Volume declined slightly in the quarter, as gains in ready-to-eat cereals and oatmeal were more than offset by single-digit declines in side dishes and Aunt Jemima syrup and mix. Net revenue declined in line with volume. Operating profit increased 5% as the impact of the net revenue decline and higher input costs were more than offset by lower selling, general and administrative costs.
DISCUSSION OF FOURTH QUARTER CORPORATE ITEMS
Corporate unallocated expenses declined by $39 million in the fourth quarter, driven by the absence in the current year of a $12 million charge related to the 2005 restructuring action, and the net favorable impact of certain other corporate items.
In the fourth quarter, bottling equity income increased by $4 million and included a gain of $21 million related to a favorable tax audit settlement at the Pepsi Bottling Group (PBG) in the current year and an $8 million benefit from the extra reporting week in the prior year. Excluding these items, bottling equity income declined by $8 million in the quarter. Gains on sales of shares in PBG in the quarter were comparable to the fourth quarter of 2005.

The Company reported a net tax benefit of $144 million in the fourth quarter, which included non-cash benefits of approximately $600 million, substantially all of which related to the Internal Revenue Service’s examination of the Company’s consolidated income tax returns for the years 1998 through 2002. A reconciliation of the Company’s reported tax rate to its tax rate excluding these items is included in the attached schedule A-10.
2007 GUIDANCE
Company expects continued strong performance in 2007, consistent with long-term targets.
For 2007, the Company expects mid-single-digit volume and net revenue growth, with revenue growth outpacing volume growth, and EPS of at least $3.30 per share. Cash provided by operating activities in 2007 is expected to be approximately $7.0 billion, and assumes a pension contribution in 2007 of up to $150 million.
The Company anticipates net capital spending of approximately $2.6 billion and share repurchases of approximately $3.3 billion, and intends to sell approximately 9.5 million shares of PBG common stock in 2007.
About PepsiCo
PepsiCo is one of the world’s largest food and beverage companies with annual revenues of more than $35 billion. Its principal businesses include Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 17 brands that generate $1 billion or more each in annual retail sales.
Cautionary Statement
This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. The Company undertakes no obligation to update any such forward-looking statements. Please see the Company’s filing with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, for a discussion of specific risks that may affect performance.
Miscellaneous Disclosures
Conference call: At 11 a.m. (Eastern Time) today, the Company will host a conference call with investors to discuss fourth quarter 2006 results and the outlook for 2007. For details visit the Company’s website at www.pepsico.com.
Reconciliation: In discussing financial results and guidance, the Company may refer to certain non-GAAP measures. A reconciliation of any such non-GAAP measures to reported financial statements can be found under “PepsiCo Financial Press Releases” on the Company’s website in the “Investors” section.

As discussed in its third quarter 10-Q, the Company adopted SFAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132 (R) (SFAS 158) on December 30, 2006. The adoption of SFAS 158 reduced other assets by $2.0 billion, total liabilities by $0.4 billion and total common shareholders’ equity by $1.6 billion. The adoption had no impact on the Company’s condensed consolidated statements of income or cash flows.
“Effective net pricing” refers to the combined impact of mix and price. “Net pricing” refers to the combined impact of list price changes, discounts and allowances. “Pricing” refers to the impact of list price changes.
Bottler Volume: Volume for products sold by the Company’s bottlers is reported by the Company on a monthly basis, with the fourth quarter comprising September through December.
Sales of PBG shares are made pursuant to a 10b5-1 trading plan.
Acquisition impacts to PI regional volume growth: For the quarter, acquisitions contributed 7 points to Europe, Middle East and Africa (EMEA) snacks and 2.5 points to total snacks. For the year, acquisitions contributed 6 points to EMEA snacks, 1 point to Asia Pacific snacks, 2 points to total snacks and 1 point to EMEA beverages.

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions, except per share amounts)

	Quarter Ended		Year Ended
	12/30/06	12/31/05	12/30/06	12/31/05
	(unaudited)		(unaudited)
Net Revenue	$10,383	$10,096	$35,137	$32,562

Costs and Expenses
Cost of sales	4,744	4,477	15,762	14,176
Selling, general and administrative expenses	4,072	4,133	12,774	12,314
Amortization of intangible assets	54	47	162	150

Operating Profit	1,513	1,439	6,439	5,922

Bottling Equity Income	131	127	616	557
Interest Expense	(67)	(95)	(239)	(256)
Interest Income	63	71	173	159

Income before Income Taxes	1,640	1,542	6,989	6,382

(Benefit)/Provision for Income Taxes	(144)	434	1,347	2,304

Net Income	$1,784	$1,108	$5,642	$4,078

Diluted
Net Income per Common Share	$1.06	$0.65	$3.34	$2.39
Average Shares Outstanding	1,681	1,700	1,687	1,706

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions)

	Quarter Ended		Year Ended
	12/30/06	12/31/05	12/30/06	12/31/05
	(unaudited)		(unaudited)
Net Revenue

Frito-Lay North America	$3,242	$3,225	$10,844	$10,322

PepsiCo Beverages North America	2,461	2,624	9,565	9,146

PepsiCo International	4,129	3,660	12,959	11,376

Quaker Foods North America	551	587	1,769	1,718

Total Net Revenue	$10,383	$10,096	$35,137	$32,562

Operating Profit

Frito-Lay North America	$718	$741	$2,615	$2,529

PepsiCo Beverages North America	398	439	2,055	2,037

PepsiCo International	477	375	1,948	1,607

Quaker Foods North America	165	168	554	537

Division Operating Profit	1,758	1,723	7,172	6,710

Corporate	(245)	(284)	(733)	(788)

Total Operating Profit	$1,513	$1,439	$6,439	$5,922

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(in millions)

	Year Ended
	12/30/06	12/31/05
	(unaudited)
Operating Activities
Net income	$5,642	$4,078
Depreciation and amortization	1,406	1,308
Stock-based compensation expense	270	311
Excess tax benefits from share-based payment arrangements	(134)	—
Cash payments for merger-related costs and restructuring charges	—	(22)
Pension and retiree medical plan contributions	(131)	(877)
Pension and retiree medical plan expenses	544	464
Bottling equity income, net of dividends	(479)	(411)
Deferred income taxes and other tax charges and credits	(510)	440
Other non-cash charges and credits, net	32	145
Change in accounts and notes receivable	(330)	(272)
Change in inventories	(186)	(132)
Change in prepaid expenses and other current assets	(37)	(56)
Change in accounts payable and other current liabilities	223	188
Change in income taxes payable	(295)	609
Other, net	69	79

Net Cash Provided by Operating Activities	6,084	5,852

Investing Activities
Snack Ventures Europe (SVE) minority interest acquisition	—	(750)
Capital spending	(2,068)	(1,736)
Sales of property, plant and equipment	49	88
Investment in finance assets	(25)	—
Other acquisitions and investments in noncontrolled affiliates	(522)	(345)
Cash proceeds from sale of The Pepsi Bottling Group (PBG) stock	318	214
Divestitures	37	3
Short-term investments, net	2,017	(991)

Net Cash Used for Investing Activities	(194)	(3,517)

Financing Activities
Proceeds from issuances of long-term debt	51	25
Payments of long-term debt	(157)	(177)
Short-term borrowings, net	(2,341)	1,848
Cash dividends paid	(1,854)	(1,642)
Share repurchases — common	(3,000)	(3,012)
Share repurchases — preferred	(10)	(19)
Proceeds from exercises of stock options	1,194	1,099
Excess tax benefits from share-based payment arrangements	134	—

Net Cash Used for Financing Activities	(5,983)	(1,878)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	28	(21)

Net (Decrease)/Increase in Cash and Cash Equivalents	(65)	436

Cash and Cash Equivalents — Beginning of year	1,716	1,280

Cash and Cash Equivalents — End of year	$1,651	$1,716

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(in millions)

	12/30/06	12/31/05
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$1,651	$1,716
Short-term investments, at cost	1,171	3,166

Accounts and notes receivable, net	3,725	3,261

Inventories
Raw material	860	738
Work-in-process	140	112
Finished goods	926	843

	1,926	1,693

Prepaid expenses and other current assets	657	618

Total Current Assets	9,130	10,454

Property, plant and equipment, net	9,687	8,681
Amortizable intangible assets, net	637	530

Goodwill	4,594	4,088
Other nonamortizable intangibles	1,212	1,086

Nonamortizable Intangible Assets	5,806	5,174

Investments in noncontrolled affiliates	3,690	3,485
Other assets	980	3,403

Total Assets	$29,930	$31,727

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term obligations	$274	$2,889
Accounts payable and other current liabilities	6,496	5,971
Income taxes payable	90	546

Total Current Liabilities	6,860	9,406

Long-term debt obligations	2,550	2,313
Other liabilities	4,624	4,323
Deferred income taxes	528	1,434

Total Liabilities	14,562	17,476

Commitments and Contingencies

Preferred stock, no par value	41	41
Repurchased preferred stock	(120)	(110)

Common Shareholders’ Equity
Common stock	30	30
Capital in excess of par value	584	614
Retained earnings	24,837	21,116
Accumulated other comprehensive loss	(2,246)	(1,053)

	23,205	20,707
Less: Repurchased common stock	(7,758)	(6,387)

Total Common Shareholders’ Equity	15,447	14,320

Total Liabilities and Shareholders’ Equity	$29,930	$31,727

PepsiCo, Inc. and Subsidiaries
Supplemental Share and Option Data
(in millions of shares, except average share and exercise prices, and unaudited)

	Quarter ended		Year ended
	12/30/06	12/31/05	12/30/06	12/31/05
Beginning Net Shares Outstanding	1,647	1,661	1,656	1,679
Options Exercised	4	11	31	31
Shares Repurchased	(12)	(16)	(48)	(54)

Ending Net Shares Outstanding	1,639	1,656	1,639	1,656

Weighted Average Basic	1,642	1,659	1,649	1,669
Dilutive securities:
Options	32	36	32	32
Restricted Stock Units	5	3	4	3
ESOP Convertible Preferred Stock/Other	2	2	2	2

Weighted Average Diluted	1,681	1,700	1,687	1,706

Average Share Price for the period	$63.39	$57.87	$61.08	$55.46
Growth Versus Prior Year	10%		10%

Options Outstanding	128	150	137	163
Options in the Money	127	150	137	160
Dilutive Shares from Options	32	36	32	32
Dilutive Shares from Options as a % of Options in the Money	25%	24%	24%	21%

Average Exercise Price of Options in the Money	$44.19	$42.07	$43.93	$41.44

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions, except per share amounts, and unaudited)
COMPARABLE BASIS*

	Quarter Ended		Year Ended
	12/30/06	12/31/05	12/30/06	12/31/05
Net Revenue	$10,383	$9,678	$35,137	$32,144

Costs and Expenses
Cost of sales	4,744	4,300	15,762	13,999
Selling, general and administrative expenses	4,005	3,884	12,707	12,065
Amortization of intangible assets	54	47	162	150

Operating Profit	1,580	1,447	6,506	5,930

Bottling Equity Income	110	118	595	548
Interest Expense	(67)	(90)	(239)	(251)
Interest Income	63	68	173	156

Income before Income Taxes	1,686	1,543	7,035	6,383

Provision for Income Taxes	479	445	1,970	1,847

Net Income	$1,207	$1,098	$5,065	$4,536

Diluted
Net Income per Common Share	$0.72	$0.65	$3.00	$2.66
Average Shares Outstanding	1,681	1,700	1,687	1,706

*	Excludes the impact of restructuring and impairment charges, the extra week in 2005, the American Jobs Creation Act (AJCA) tax charge in 2005, certain non-cash tax benefits in 2006 and our share of PBG’s tax settlement in 2006. See schedules A-8 through A-12 for a discussion of these items and reconciliations to the most directly comparable financial measures in accordance with Generally Accepted Accounting Principles (GAAP).

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions and unaudited)
COMPARABLE BASIS*

	Quarter Ended		Year Ended
	12/30/06	12/31/05	12/30/06	12/31/05
Net Revenue

Frito-Lay North America	$3,242	$3,040	$10,844	$10,137

PepsiCo Beverages North America	2,461	2,515	9,565	9,037

PepsiCo International	4,129	3,568	12,959	11,284

Quaker Foods North America	551	555	1,769	1,686

Total Net Revenue	$10,383	$9,678	$35,137	$32,144

Operating Profit

Frito-Lay North America	$785	$729	$2,682	$2,517

PepsiCo Beverages North America	398	440	2,055	2,038

PepsiCo International	477	377	1,948	1,609

Quaker Foods North America	165	157	554	526

Division Operating Profit	1,825	1,703	7,239	6,690

Corporate	(245)	(256)	(733)	(760)

Total Operating Profit	$1,580	$1,447	$6,506	$5,930

*	Excludes the impact of restructuring and impairment charges and the extra week in 2005. See schedules A-8 through A-12 for a discussion of these items and reconciliations to the most directly comparable financial measures in accordance with GAAP.

Reconciliation of GAAP and Non-GAAP Information
($ in millions and unaudited)
In the fourth quarter of 2006, we recorded non-cash tax benefits of $602 million (“2006 Tax Adjustments”), substantially all of which related to the Internal Revenue Service’s (IRS’s) examination of our consolidated income tax returns for the years 1998 through 2002. In the fourth quarter of 2006, PBG also recorded non-cash tax benefits in connection with the IRS’s examination of certain of their consolidated income tax returns. We recorded our share of these tax benefits in bottling equity income in the fourth quarter of 2006. In addition, in the fourth quarter of 2006, we recorded restructuring and impairment charges in conjunction with consolidating the manufacturing network at Frito Lay from 34 sites to 32 sites, and rationalizing other assets, to increase manufacturing productivity and supply chain efficiencies.
In the third quarter of 2005, we recognized a tax charge related to our intention to repatriate $7.5 billion of international earnings under the provisions of the AJCA. This tax charge was adjusted slightly in the fourth quarter of 2005. In addition, we recorded restructuring charges in the fourth quarter of 2005 to reduce costs in our operations, principally through headcount reductions. In 2005, we had an extra week of results as our fiscal year ends on the last Saturday of each December, resulting in an extra week of results every five or six years.
The financial measures listed below are not measures defined by GAAP. However, we believe investors should consider these measures as they are more indicative of our ongoing performance. Specifically, investors should consider the following with respect to our quarterly and full year results:
•	Our 2005 net revenue and 2006 net revenue growth excluding the impact of the extra week in 2005;

•	Our 2006 and 2005 division operating profit;

•	Our 2006 division operating profit and division operating profit growth and 2005 division operating profit without the impact of restructuring and impairment charges and the extra week in 2005;

•	Our 2006 bottling equity income without the impact of our share of PBG’s tax settlement and our 2005 bottling equity income without the impact of the extra week in 2005;

•	Our 2006 effective tax rate without the impact of restructuring and impairment charges, the 2006 Tax Adjustments and our share of PBG’s tax settlement; and our 2005 effective tax rate without the impact of the AJCA tax charge, restructuring charges and the extra week in 2005;

•	Our 2006 net income without the impact of the 2006 Tax Adjustments, our share of PBG’s tax settlement and restructuring and impairment charges; and our 2005 net income without the impact of the AJCA tax charge, restructuring charges and the extra week in 2005; and

•	Our 2006 diluted EPS without the impact of the 2006 Tax Adjustments, our share of PBG’s tax settlement and restructuring and impairment charges; our 2005 diluted EPS without the impact of the AJCA tax charge, restructuring charges and the extra week in 2005; and our 2006 diluted EPS growth without the impact of the aforementioned items.
Net Revenue Reconciliation

	Quarter	Quarter
	Ended	Ended
	12/30/06	12/31/05	Growth
Reported Net Revenue	$10,383	$10,096	3%
Extra Week	—	(418)

Net Revenue Excluding Extra Week	$10,383	$9,678	7%

	Year	Year
	Ended	Ended
	12/30/06	12/31/05	Growth
Reported Net Revenue	$35,137	$32,562	8%
Extra Week	—	(418)

Net Revenue Excluding Extra Week	$35,137	$32,144	9%

Reconciliation of GAAP and Non-GAAP Information (cont.)
($ in millions and unaudited)
Operating Profit Reconciliation

	Quarter	Quarter
	Ended	Ended
	12/30/06	12/31/05
Reported Total Operating Profit	$1,513	$1,439
Corporate Unallocated	245	284

Division Operating Profit	1,758	1,723
Extra Week	—	(90)
Restructuring and Impairment Charges	67	70

Division Operating Profit Excluding Above Items	$1,825	$1,703

	Year	Year
	Ended	Ended
	12/30/06	12/31/05
Reported Total Operating Profit	$6,439	$5,922
Corporate Unallocated	733	788

Division Operating Profit	7,172	6,710
Extra Week	—	(90)
Restructuring and Impairment Charges	67	70

Division Operating Profit Excluding Above Items	$7,239	$6,690

Operating Profit Growth Reconciliation

	Quarter	Year
	Ended	Ended
	12/30/06	12/30/06
Total Operating Profit Growth	5%	9%
Impact of Corporate Unallocated	(3)	(2)

Division Operating Profit Growth	2%	7%

Bottling Equity Income Reconciliation

	Quarter	Quarter
	Ended	Ended
	12/30/06	12/31/05
Reported Bottling Equity Income	$131	$127
PepsiCo Share of PBG Tax Settlement	(21)	—
Extra Week	—	(8)

Bottling Equity Income Excluding Above Items	$110	$118	*

*	Based on unrounded amounts.

	Year	Year
	Ended	Ended
	12/30/06	12/31/05
Reported Bottling Equity Income	$616	$557
PepsiCo Share of PBG Tax Settlement	(21)	—
Extra Week	—	(8)

Bottling Equity Income Excluding Above Items	$595	$548	*

*	Based on unrounded amounts.

Reconciliation of GAAP and Non-GAAP Information (cont.)
($ in millions and unaudited)
Effective Tax Rate Reconciliation (Quarter Ended 12/31/05)

	Pre-tax	Income	Effective
	Income	Taxes	Tax Rate
Reported Effective Tax Rate	$1,542	$434	28.1%
AJCA Tax Charge	—	8
Extra Week	(82)	(23)
Restructuring Charges	83	26

Effective Tax Rate Excluding Above Items	$1,543	$445	28.8%

Effective Tax Rate Reconciliation (Year Ended 12/31/05)

	Pre-tax	Income	Effective
	Income	Taxes	Tax Rate
Reported Effective Tax Rate	$6,382	$2,304	36.1%
AJCA Tax Charge	—	(460)
Extra Week	(82)	(23)
Restructuring Charges	83	26

Effective Tax Rate Excluding Above Items	$6,383	$1,847	28.9%

Effective Tax Rate Reconciliation (Quarter Ended 12/30/06)

	Pre-tax	Income	Effective
	Income	Taxes	Tax Rate
Reported Effective Tax Rate	$1,640	($144)	(8.8%)
Restructuring and Impairment Charges	67	24
2006 Tax Adjustments	—	602
PepsiCo Share of PBG Tax Settlement	(21)	(3)

Effective Tax Rate Excluding Above Items	$1,686	$479	28.4%

Effective Tax Rate Reconciliation (Year Ended 12/30/06)

	Pre-tax	Income	Effective
	Income	Taxes	Tax Rate
Reported Effective Tax Rate	$6,989	$1,347	19.3%
Restructuring and Impairment Charges	67	24
2006 Tax Adjustments	—	602
PepsiCo Share of PBG Tax Settlement	(21)	(3)

Effective Tax Rate Excluding Above Items	$7,035	$1,970	28.0%

Reconciliation of GAAP and Non-GAAP Information (cont.)
($ in millions and unaudited)
Net Income Reconciliation

	Quarter	Quarter
	Ended	Ended
	12/30/06	12/31/05
Reported Net Income	$1,784	$1,108
2006 Tax Adjustments	(602)	—
PepsiCo Share of PBG Tax Settlement	(18)	—
AJCA Tax Charge	—	(8)
Extra Week	—	(57)
Restructuring and Impairment Charges	43	55

Net Income Excluding Above Items	$1,207	$1,098

	Year	Year
	Ended	Ended

	12/30/06	12/31/05
Reported Net Income	$5,642	$4,078
2006 Tax Adjustments	(602)	—
PepsiCo Share of PBG Tax Settlement	(18)	—
AJCA Tax Charge	—	460
Extra Week	—	(57)
Restructuring and Impairment Charges	43	55

Net Income Excluding Above Items	$5,065	$4,536

Reconciliation of GAAP and Non-GAAP Information (cont.)
Reported Percentage Growth Rates and Percentage Growth Rates Excluding Impact of Extra Week
and Restructuring and Impairment Charges
(unaudited)

	Quarter Ended 12/30/06				Year Ended 12/30/06
			Net	Operating			Net	Operating
	Volume		Revenue	Profit	Volume		Revenue	Profit
Frito Lay North America
Reported growth	(3)		0.5	(3)	1		5	3
Impact on growth of:
Extra week	6		6	6	2		2	2
2006 restructuring and impairment	—		—	9	—		—	3
2005 restructuring	—		—	(4.5)	—		—	(1)

Growth excluding above items	3		7	8	3		7	7

PepsiCo Beverages North America
Reported growth	—		(6)	(9)	4		5	1
Impact on growth of:
Extra week	1		4	5	—		1	1
2005 restructuring	—		—	(5)	—		—	(1)

Growth excluding above items	0.5		(2)	(9)	4		6	1

PepsiCo International
Reported growth	6/7	*	13	27	9/9	*	14	21
Impact on growth of:
Extra week	3/0	*	2.5	4	1/0	*	1	1
2005 restructuring	—		—	(4)	—		—	(1)

Growth excluding above items	9/7	*	16	26	10/9	*	15	21
	== ==

Quaker Foods North America
Reported growth	(6)		(6)	(2)	1		3	3
Impact on growth of:
Extra week	6		6	6	2		2	2

Growth excluding above item	(1)		(1)	5	3		5	5

Total Divisions
Reported growth	2/3	*	3	2	5/6	*	8	7
Impact on growth of:
Extra week	4.5/0	*	4	5	1.5/0	*	1	1
2006 restructuring and impairment	—		—	4	—		—	1
2005 restructuring	—		—	(4)	—		—	(1)

Growth excluding above items	6/4	*	7	7	6/7	*	9	8

*	snacks/beverages

Note: Schedule does not sum in all instances due to rounding.